Exhibit 5.1

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

February 5, 2015

Jones Energy Holdings, LLC

Jones Energy Finance Corp.

Guarantors Listed in the Form S-4

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Jones Energy Holdings, LLC., a Delaware limited liability company (the “Company”), Jones Energy Finance Corp., a Delaware corporation (“JEFC,” and together with the Company, the “Issuers”), and certain of the Company’s affiliates, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (i) the offering and issuance of $500 million aggregate principal amount of the Issuers’ 6.750% Senior Notes due 2022 (the “Exchange Notes”), to be offered by the Issuers in exchange (the “Exchange Offer”) for a like principal amount of the Issuers’ issued and outstanding 6.750% Senior Notes due 2022 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of certain affiliates of the Company listed in the Registration Statement as guarantors (the “Guarantors”) of the Exchange Notes and the Outstanding Notes, certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes are to be issued under an Indenture, dated as of April 1, 2014 (the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee.

In our capacity as your counsel in the connection referred to above, as a basis for the opinions hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of

(i)                                                 the Registration Statement;

(ii)                                              the Indenture;

(iii)                                           the Third Amended and Restated Limited Liability Company Agreement and the Certificate of Formation of the Company, each as amended to date;

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(iv)                                          the Certificate of Incorporation and the Bylaws of JEFC, each as amended to date;

(v)                                             the Certificate of Formation or Certificate of Incorporation and the Limited Liability Company Agreement or Bylaws, as applicable, each as amended to date, of each of the Guarantors;

(vi)                                          the corporate or limited liability company records, as applicable, of the Issuers and the Guarantors, including minute books, as furnished to us by the Company;

(vii)                                       certificates of public officials and of representatives of the Issuers and the Guarantors; and

(viii)                                    statutes and such other instruments and documents as we have deemed necessary or advisable for purposes of the opinions hereinafter expressed.

In giving the opinions set forth below, we have relied, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Issuers with respect to the accuracy of the material factual matters contained in such certificates, statements or representations.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies are true and correct copies of such documents.

In connection with this opinion, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (iii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; and (iv) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that:

1.                                      The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is

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considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

2.                                      The Guarantees of the Guarantors remain the valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of applicable provisions of United States federal law, the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware, the Texas Business Organizations Code and the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.